SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☒ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to Section 240.14a-12

INFOSPACE, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on September 12, 2002

TO THE STOCKHOLDERS:

Notice is hereby given that a Special Meeting of Stockholders of InfoSpace, Inc., a Delaware corporation, will be held on September 12, 2002 at 10:00 a.m., local time, at the Hyatt Regency Bellevue located at 900 Bellevue Way NE, Bellevue, Washington 98004, for the following purposes:

1.	To approve an amendment to our Amended and Restated Certificate of Incorporation effecting a one-for-ten reverse split of our common stock; and

2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The board of directors has fixed the close of business on August 12, 2002 as the record date for the determination of stockholders entitled to vote at this meeting. Only stockholders of record at the close of business on August 12, 2002 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote online, by telephone or by completing and mailing the enclosed proxy card as promptly as possible. For specific instructions for voting online, by telephone or by mail, please see the enclosed proxy card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy.

By Order of the Board of Directors,

John M. Hall
Senior Vice President, General Counsel
and Secretary

Bellevue, Washington
August 13, 2002

INFOSPACE, INC.

PROXY STATEMENT FOR THE
SPECIAL MEETING OF STOCKHOLDERS
SEPTEMBER 12, 2002

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

Our board of directors is soliciting proxies for the Special Meeting of Stockholders to be held on September 12, 2002. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Special Meeting will be held at the Hyatt Regency Bellevue, which is located at 900 Bellevue Way NE, Bellevue, Washington 98004. Voting materials, which include the Proxy Statement and Proxy Card are being mailed to stockholders on or about August 15, 2002. Our principal executive offices are located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004. Our telephone number is (425) 201-6100.

This solicitation of proxies is made on behalf of InfoSpace, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. We have hired D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost of $8,500 plus reasonable out-of-pocket and other expenses. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone.

Questions And Answers

Q.	What is the purpose of the Special Meeting?

A.	The purpose of the Special Meeting is to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation for the purpose of effectuating a 1-for-10 reverse stock split.

Q.	Who can vote at the meeting?

A.
The Board set August 12, 2002 as the record date for the meeting. All stockholders who owned InfoSpace common stock at the close of business on August 12, 2002 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.

On August 12, 2002, approximately 309,315,771 shares of our common stock were issued and outstanding and held of record by 1,560 stockholders, and all of these shares are entitled to vote at the Special Meeting. This number includes exchangeable shares of our subsidiaries, InfoSpace.com Canada Holdings Inc. and InfoSpace Speech Solutions Holdings Company, which are at any time exchangeable into, and have voting rights equivalent to, our common stock. Holders of exchangeable shares and employees who hold restricted stock through our employee benefit plans are entitled to vote their shares.

Q.	How many shares must be present to hold the Special Meeting?

A.
A majority of InfoSpace’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum.

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a Proxy Card or voted by telephone or using the Internet.

Q.	What is the voting requirement to approve the reverse stock split?

A.
To be passed, the amendment to the Company’s Amended and Restated Certificate of Incorporation that will effect the reverse stock split requires the affirmative “FOR” vote of a majority of the outstanding shares of InfoSpace.

Q.	How are votes counted?

A.
You may vote “FOR,” “AGAINST” or “ABSTAIN” on the amendment to the Company’s Amended and Restated Certificate of Incorporation that will effectuate the reverse stock split. Abstentions will have the same effect as a vote against the proposal. If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” the reverse stock split.

Brokerage firms have authority to vote customers’ unvoted shares on some “routine” matters. We believe that the proposal to effect the reverse stock split is a routine matter. If you do not vote and you hold your shares in a brokerage account in your broker’s name (this is called “street name”), your broker may exercise discretionary authority to vote your shares “FOR” or “AGAINST” the reverse stock split or to leave your shares unvoted. If a brokerage firm entitled to vote your shares leaves those shares unvoted, it is called a “broker non-vote.” A broker non-vote is equivalent to a “no” vote for this proposal.

If any other matters are properly presented for consideration at the Special Meeting, the persons named in the enclosed proxy will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Special Meeting.

Q.	How can I vote my shares in person at the meeting?

A.
Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed Proxy Card or proof of identification for entrance to the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q.	How can I vote my shares without attending the meeting?

A.
Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, using the Internet or by mail. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, the voting instruction card will be included by your stockbroker or nominee.

BY TELEPHONE OR THE INTERNET—If you have telephone or Internet access, you may submit your proxy by following the instructions on the Proxy Card.

BY MAIL—You may submit your proxy by mail by signing your Proxy Card or, for shares held in street name, by following the voting instruction card included by your stockbroker or nominee and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q.	How can I change my vote after I return my Proxy Card?

A.
You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new Proxy Card with a later date, voting by telephone or using the Internet as instructed above (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person (as described above). Attending the meeting will not revoke your proxy unless you specifically request it.

Q.	What is InfoSpace’s voting recommendation?

A.
Our board of directors recommends that you vote your shares “FOR” the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation for the purposes of effecting the 1-for-10 reverse stock split.

Q.	Where can I find the results of the meeting?

A.	The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the third quarter of fiscal year 2002.

PROPOSAL TO EFFECT A REVERSE STOCK SPLIT

Overview

You are being asked to vote on an amendment to our Amended and Restated Certificate of Incorporation which would effect a one-for-ten reverse stock split of all outstanding shares of our common stock. Our board of directors has adopted a resolution approving, declaring advisable and recommending to our stockholders for their approval a proposal to amend our Amended and Restated Certificate of Incorporation to effect this reverse stock split.

If our stockholders approve the proposal to amend our Amended and Restated Certificate of Incorporation to effect the reverse stock split, we will file a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as soon as possible after we receive the approval. The certificate of amendment will effect a one-for-ten reverse split of the shares of our issued and outstanding common stock but will not change the number of authorized shares of common stock or preferred stock, or the par value of InfoSpace’s common stock or preferred stock.

Reasons for the Reverse Stock Split

Our board of directors believes that we should implement a reverse stock split to reduce the number of issued and outstanding shares, which are a result, in part, of the Company’s past acquisitions and three forward stock splits. In addition, our board of directors believes that a reverse stock split will facilitate the continued listing of our common stock on the Nasdaq National Market and may enhance the desirability and marketability of our common stock to the financial community and the investing public.

If we effect the reverse stock split, our board of directors believes that the resulting reduction in the number of our outstanding shares of our common stock will better reflect the current market environment, will be more consistent with comparable technology companies and may encourage greater interest in our common stock by the investment community. Our board of directors believes that the current market price of our common stock may impair its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of our common stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Our board of directors believes that if the reverse stock split has the effect of raising the trading price of our common stock, this will increase the attractiveness of our common stock to the investment community and possibly promote greater liquidity for our existing stockholders.

Our common stock is quoted on the Nasdaq National Market. To be quoted on the Nasdaq National Market, among other things, a company’s common stock must maintain a minimum bid price of $1.00 per share. On July 3, 2002 we received notification from the Nasdaq National Market that we were not in compliance with this minimum bid price rule and that we have 90 days to regain compliance. To regain compliance, our stock price must trade above $1.00 for ten (10) consecutive trading days. Our board of directors believes that the reverse stock split will facilitate regaining compliance with the Nasdaq minimum bid price listing requirement by causing an increase in the minimum bid price of our common stock to above the $1.00 per share minimum, although we cannot assure you that this will occur. If we do not regain compliance, and our common stock is delisted from the Nasdaq National Market, trading in our common stock, if any, would have to be conducted on the Nasdaq Small Cap Market, the OTC Bulletin Board or in the non-Nasdaq over-the-counter market (or “pink sheet” market). This would likely significantly decrease the liquidity of our common stock.

Risks Associated with the Reverse Stock Split

This proxy includes forward-looking statements including statements regarding our intent to solicit approval of a reverse stock split, the timing of the proposed reverse stock split, and the potential benefits of a reverse stock split, including but not limited to increased investor interest, continued listing on the Nasdaq National Market and the potential for a higher stock price. The words “believe,” “expect,” “will,” “may” and similar phrases are intended to identify such forward-looking statements. Such statements reflect the current views and assumption of InfoSpace, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks include but are not limited to risks relating to the volatility of our stock price, general market and economic conditions and risks related to the development of our business model. For a discussion of these and other risk factors that could affect our business, see “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock” in our filings with the Securities and Exchange Commission, including our Form 10-K filed on March 27, 2002 and our Form 10-Q filed on May 15, 2002.

There can be no assurance that the reverse stock split will result in the benefits described above under the heading “Reasons for the Reverse Stock Split.” Specifically, there can be no assurance that the market price of our common stock immediately after the effective date of the proposed reverse stock split would be maintained for any period of time or that such market price would approximate ten times the market price of our common stock before the reverse stock split. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the current market price. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split. We cannot assure you that the reverse stock split will not further adversely impact the market price of InfoSpace’s common stock.

Furthermore, we cannot assure you that the reverse stock split will result in a per share price that will attract institutional investors and brokers. While our Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors and brokers.

Implementation and Effects of the Reverse Stock Split

If our stockholders approve the reverse stock split proposal and our board of directors implements the reverse stock split, the reverse stock split would have the following effects:

•	every 10 shares of our common stock owned by a stockholder will automatically be changed into and become one new share of our common stock;

•	the number of shares of our common stock issued and outstanding will be reduced proportionately;

•
proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split;

•
a proportionate adjustment to the exercise price payable upon the exercise of the preferred share purchase rights granted to our stockholders pursuant to our Preferred Stock Rights Agreement will be effected pursuant to the terms of the Preferred Stock Rights Agreement; and

•	the number of shares reserved for issuance under our existing stock option plans and employee stock purchase plans will be reduced proportionately based on the 1-for-10 reverse stock split ratio.

The reverse stock split will be effected simultaneously for all of our common stock and the exchange number will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in InfoSpace, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than 10 shares. This, however, is not the purpose for which we are effecting the reverse stock split. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Fractional Shares

No scrip or fractional share certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of our common stock not evenly divisible by 10 will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of our common stock [on the effective date of the reverse stock split] as reported on the Nasdaq National Market. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where InfoSpace is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Authorized Shares

The reverse stock split would not change the number of authorized shares of our common stock designated in our Amended and Restated Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of our common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would increase. In addition, we will continue to have 14,099,998 authorized but unissued and undesignated shares of preferred stock.

These additional shares would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If we issue additional shares, the ownership interests of holders of our common stock may be diluted. Also, if we issue shares of our preferred stock, the issued shares may have rights, preferences and privileges senior to those of our common stock. We have no current plan to issue these additional shares.

Potential Anti-Takeover Effect

The additional shares of common stock that would become available for issuance if the reverse stock split is approved could also be used by us to oppose a hostile takeover attempt or delay or prevent changes of our control or changes in or removal of our management, including transactions that are favored by a majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our board of directors could strategically sell shares of our common stock in a private transaction to purchasers who would oppose a takeover or favor our current board of directors. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of InfoSpace, and it is not part of a plan by management to recommend a series of similar amendments to our board of directors and stockholders. In addition to the reverse stock split proposal, our Board of Directors approved and adopted a Stockholder Rights Plan on July 19, 2002, which may make it more difficult for a third party to take over or change control of InfoSpace. Other than the reverse stock split proposal and the Stockholder Rights Plan, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Amended and Restated Certificate of Incorporation that could be construed as affecting the ability of third parties to take over or change the control of InfoSpace.

Other Effects on Outstanding Shares

If a reverse stock split is implemented, the rights and preferences of the outstanding shares of our common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

In addition, the reverse stock split would result in some stockholders owing “odd-lots” of fewer than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. On the effective date of the reverse stock split, the stated capital on InfoSpace’s balance sheet attributable to InfoSpace’s common stock will be reduced proportionately, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of InfoSpace’s common stock will be increased because there will be fewer shares of InfoSpace’s common stock outstanding.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the stockholders approve the reverse stock split proposal, we intend to implement the reverse stock split as soon as possible thereafter. The reverse stock split would be implemented by filing a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse stock split will become effective at the time specified in the certificate of amendment, which will most likely be immediately after the filing of the certificate of amendment and which we refer to as the “effective time.” Beginning at the effective time, each certificate representing shares of our common stock before the reverse stock split will automatically be deemed for all corporate purposes to evidence ownership of one-tenth of one share of our common stock after the reverse stock split. All shares issuable upon exercise or conversion of outstanding options, warrants or other securities will automatically be adjusted. The form of the proposed amendment to effect the reverse stock split is attached hereto as Appendix A; however, the text of the certificate of amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as our board of directors deems necessary and advisable to effect the reverse stock split.

As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. InfoSpace expects that its transfer agent, Mellon Investor Services, LLC, will act as exchange agent for purposes of implementing the exchange of stock certificates. Stockholders of record will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No Dissenters’ Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split. It does not purport to be a complete discussion of all of the possible United States federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares of our common stock held by our stockholders before the reverse stock split were, and the shares of our common stock held after the reverse stock split will be, held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended, or the “Code” (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss will be recognized by a stockholder upon such stockholder’s exchange of shares held before the reverse stock split for shares after the reverse stock split. The aggregate tax basis of the shares of our common stock received in the reverse stock split (including any fraction of a share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the shares of our common stock exchanged therefor. In general, stockholders who receive cash instead of their fractional share interests in the shares of our common stock as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the shares of our common stock after the reverse stock split will include the period during which the stockholder held the shares of our common stock surrendered in the reverse stock split.

This summary of certain material United States federal income tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of InfoSpace’s common stock is required to approve the reverse stock split proposal.

Recommendation of the Board of Directors

The board of directors has determined that the reverse stock split proposal is advisable and in the best interests of our stockholders and recommends that the stockholders vote “FOR” approval of the reverse stock split proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of common stock of the Company as of July 31, 2002 as to:

•	each director of the Company;

•	the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the year ended December 31, 2001;

•	all directors and executive officers of the Company as a group; and

•	all those known by the Company to be beneficial owners of more than five percent of outstanding shares of the Company’s Common Stock.

Percentages are based on total shares outstanding as of July 31, 2002. This number includes exchangeable shares of our subsidiaries, InfoSpace.com Canada Holdings Inc. and InfoSpace Speech Solutions Holdings Company, which are at any time exchangeable into, and have voting rights equivalent to, our common stock. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of July 31, 2002 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information in the following table does not give effect to the proposed reverse stock split.

Principal Stockholders, Directors and Executive Officers	Shares Beneficially Owned(1)
	Number	Percent
Naveen Jain(2)	64,500,296	20.6%
c/o InfoSpace, Inc.
601 108th Avenue NE Suite 1200
Bellevue, WA 98004

Acorn Ventures-IS, LLC(3)	19,675,518	6.1%
1309 114th Avenue S.E.
Suite 200
Bellevue, WA 98004

Rasipuram V. Arun(4)	1,328,284	*

Edmund O. Belsheim, Jr.(5)	1,477,042	*

John E. Cunningham, IV(6)	416,263	*

Tammy D. Halstead(7)	564,599	*

Richard D. Hearney(8)	55,000	*

Prakash Kondepudi(9)	521,414	*

Rufus W. Lumry, III(10)	19,737,691	6.1%

Lewis M. Taffer(11)	20,000	*

James F. Voelker	0	*

All directors and executive officers as a Group (12 persons)(12)	89,013,488	26.9%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)
Represents 42,212,565 shares of common stock held in the name of Naveen and Anuradha Jain, 3,965,383 shares of common stock held by the Jain Family Irrevocable Trust, 7,280,882 shares of common stock held by Naveen Jain GRAT No. 1, 3,615,667 shares of common stock held by Anuradha Jain GRAT No. 1, 3,615,667 shares subject to options exercisable by Naveen Jain within 60 days of July 31, 2002, and 144,917 shares subject to options exercisable by Anuradha Jain within 60 days of July 31, 2002. Anuradha Jain is Mr. Jain’s spouse.

(3)
Includes 13,750,208 shares of common stock issuable upon exercise of warrants currently exercisable and 130,000 shares of common stock beneficially owned by Rufus W. Lumry, III. Mr. Lumry is the principal stockholder, sole director and President of Acorn Ventures, Inc., the sole member of Acorn Ventures-IS, LLC.

(4)	Includes 823,124 shares of common stock subject to options exercisable within 60 days of July 31, 2002.

(5)	Includes 958,334 shares of common stock subject to options exercisable within 60 days of July 31, 2002.

(6)
Includes 125,000 shares of common stock subject to options exercisable within 60 days of July 31, 2002, and 92,806 shares of common stock held by Clear Fir Partners LP. Mr. Cunningham is the President of Clear Fir Partners, LP.

(7)	Includes 322,620 shares of common stock subject to options exercisable within 60 days of July 31, 2002.

(8)	Represents shares of common stock subject to options exercisable within 60 days of July 31, 2002.

(9)	Includes 436,589 shares of common stock subject to options exercisable within 60 days of July 31, 2002.

(10)	Includes 130,000 shares of common stock subject to options exercisable within 60 days of July 31, 2002, and 19,545,518 shares beneficially owned by Acorn Ventures-IS, LLC. See note (3) above.

(11)	Represents shares of common stock subject to options exercisable within 60 days of July 31, 2002.

(12)	Includes 21,575,524 shares of common stock subject to options and warrants exercisable within 60 days of July 31, 2002.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission and our Bylaws. Proposals of stockholders of the Company intended to be presented for consideration at our 2003 Annual Meeting of Stockholders must be received by the Company no later than December 22, 2002 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by: (i) the Board of Directors or (ii) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company not fewer than 60 days or more than 90 days in advance of the annual meeting (or, with respect to an election of directors to be held at a special meeting, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. In the event that less than 60 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Our Bylaws also provide that the only business that shall be conducted at an annual meeting is business that is brought before such meeting: (i) by or at the direction of the Board of Directors, or (ii) by any stockholder entitled to vote who has delivered written notice to the Secretary of the Company not less than 60 days nor more than 90 days in advance of the annual meeting, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his or her proposal at such meeting, the Company need not present the proposal for a vote at such meeting. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to InfoSpace’s principal executive offices at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, Attention: Corporate Secretary.

By Order of the Board of Directors,

John M. Hall
Senior Vice President, General Counsel and Secretary

Bellevue, Washington
August 13, 2002

APPENDIX A

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
INFOSPACE, INC. EFFECTING A REVERSE STOCK SPLIT

FORM OF AMENDMENT

A-1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INFOSPACE, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

InfoSpace, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

(1) Article 4 of the Company’s Amended and Restated Certificate of Incorporation, as amended, is to be amended to add the following immediately after the present first paragraph thereof (which, among other things, sets forth the number and par value of the Company’s authorized capital stock, none of which is being amended):

“Immediately upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Filing Date”), each 10 outstanding shares of the corporation’s Common Stock will be exchanged and combined, automatically and without further action, into one share of Common Stock. No fractional shares of the corporation’s Common Stock shall be issued and each stockholder shall receive from the corporation the cash value of such fractional shares in lieu of fractional shares.”

(2) This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of this Corporation in accordance with Section 242 of the General Corporation Law.

(3) This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly approved, in accordance with Section 242 of the General Corporation Law, by vote of the holders of a majority of the outstanding stock entitled to vote thereon.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this       day of                         , 2002.

INFOSPACE, INC.

By:
John M. Hall, Senior Vice President, General Counsel, and Secretary

A-2

SPECIAL MEETING OF STOCKHOLDERS

SEPTEMBER 12, 2002
10:00 a.m.

Hyatt Regency Hotel Bellevue
900 Bellevue Way NE
Bellevue, Washington 98004

YOUR VOTE IS IMPORTANT!

You can vote by promptly returning your complete
proxy card in the enclosed envelope.

P
R
O
X
Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
INFOSPACE, INC.
SPECIAL MEETING OF STOCKHOLDERS
SEPTEMBER 12, 2002

The undersigned stockholder(s) of InfoSpace, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated August 13, 2002, and hereby appoints Tammy D. Halstead and John M. Hall, and each of them, proxies and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of InfoSpace, Inc. to be held on September 12, 2002, at 10:00 a.m., Pacific Daylight Time, at the Hyatt Regency Bellevue, located at 900 Bellevue Way NE, Bellevue, Washington 98004, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

The shares represented by this proxy will be voted in accordance with the specifications made. If no specification is made, the shares represented by this proxy will be voted for the proposal on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on other side.)

CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE

(FOLD AND DETACH HERE)

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to InfoSpace, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        X

INFOSP                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFOSPACE, INC.

Vote On Proposal
	For	Against	Abstain

1. Proposal to approve an amendment to InfoSpace’s Amended and Restated Certificate of Incorporation effecting a 1-for-10 reverse split of InfoSpace’s common stock.	☐	☐	☐

PLEASE SIGN exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should so indicate when signing. If signer is a corporation, please sign in full corporate name by duly authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Mark, sign and date your proxy card and return promptly in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date